Via U.S. Mail and Fax
Mr. Mark Robinson
Chief Financial Officer
Q Comm International, Inc.
501 East Technology Ave
Building C
Orem, Utah 84097

								August 23, 2005

	RE:	Q Comm International, Inc.
		Form 10-KSB for the fiscal year ended December 31, 2004
		File No. 001-31718

Dear Mr. Robinson:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE